Sub-Item 77I and 77Q1(d):

During the six-month period ended November 30, 2016, ALPS ETF Trust (the “Registrant”) offered the following series:

Series	Registration Statement
RiverFront Dynamic Unconstrained Income ETF (RFUN)	Post-Effective Amendment No. 280 (SEC Accession No. 0001398344-16-013927)
RiverFront Dynamic Core Income ETF (RFCI)	Post-Effective Amendment No. 280 (SEC Accession No. 0001398344-16-013927)
RiverFront Dynamic US Dividend Advantage ETF (RFDA)	Post-Effective Amendment No. 280 (SEC Accession No. 0001398344-16-013927)
RiverFront Dynamic US Flex-Cap ETF (RFFC)	Post-Effective Amendment No. 280 (SEC Accession No. 0001398344-16-013927)

Post-Effective Amendment No. 280 includes the terms of RFUN, RFCI, RFDA and RFFC and is hereby incorporated by reference as part of the response to Sub-Items 77I and 77Q1(d) of the Registrant’s Form N-SAR. RFUN and RFCI began investment operations on June 14, 2016. RFDA and RFFC began investment operations on June 7, 2016.